Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Simmons First National Corporation

Pine Bluff, Arkansas

Ladies and Gentlemen:

We consent to the use, in this Current Report on Form 8-K of Simmons First National Corporation filed March 19, 2018, of our report dated March 13, 2017 on our audits of the consolidated financial statements of First Texas BHC, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, which is contained therein and the incorporation by reference of such report into the Company's Registration Statements (Form S-8 Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708 and 333-206160). We also consent to the references to our firm under the caption “Experts” in the prospectus included in the Registration Statement.

/s/ Payne & Smith, LLC

Dallas, Texas

March 19, 2018